UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 30, 2005

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19119	23-2484489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Moores Road Frazer, Pennsylvania		19355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 30, 2005, Cephalon, Inc. (the “Company”) entered into amendments to the Convertible Note Hedge Confirmation dated as of June 2, 2005 (as amended, the “First Hedge Confirmation”) between the Company and Deutsche Bank AG, acting through its London Branch (“DBAG”), and the Warrant Confirmation dated as of June 2, 2005 (as amended, the “Warrant Confirmation”) between the Company and DBAG.  In addition, on June 30, 2005, the Company entered into an additional Convertible Note Hedge Confirmation with DBAG (the “Second Hedge Confirmation,” and together with the First Hedge Confirmation and the Warrant Confirmation, the “Call Spread Agreements”).  The Company initially entered into the First Hedge Confirmation and the Warrant Confirmation in connection with its offering of $800 million aggregate principal amount of 2.00% convertible senior subordinated notes due June 1, 2015 (the “Notes”) through a registered public offering underwritten by a group of underwriters (the “Underwriters”) for which Deutsche Bank Securities Inc., an affiliate of DBAG, served as representative.  The amendments to the First Hedge Confirmation and the Warrant Confirmation and the Second Hedge Confirmation related to the exercise by the Underwriters of their over-allotment option (the “Over-allotment Option”) to purchase an additional $120 million aggregate principal amount of Notes.  The Call Spread Agreements will have the impact of increasing the effective conversion price of the Notes from the Company’s perspective from $46.70 per share of the Company’s common stock to $67.92 per share.

Under the First Hedge Confirmation and the Second Hedge Confirmation, upon the conversion of the Notes pursuant to their terms, DBAG is required to deliver to the Company the number of shares of the Company’s common stock that the Company is obligated to deliver to the holders of the Notes with respect to the conversion, calculated exclusive of shares deliverable by the Company by reason of any additional (or “make whole”) premium relating to the Notes or by reason of any election by the Company to unilaterally increase the conversion rate pursuant to the Indenture.  The First Hedge Confirmation and the Second Hedge Confirmation expire at the close of trading on June 1, 2015, which is the maturity date of the Notes, although DBAG will have ongoing obligations with respect to Notes properly converted on or prior to that date of which DBAG has been timely notified.

See Item 3.02 of this Current Report on Form 8-K for a description of the Warrant Confirmation and the warrants issued pursuant thereto.  Copies of the amendment to the First Hedge Confirmation, the Second Hedge Confirmation and the amendment to the Warrant Confirmation are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 3.02               Unregistered Sales of Equity Securities.

Concurrent with the issuance of Notes to the Underwriters in connection with their exercise of the Over-allotment Option, the Company purchased from DBAG a convertible note hedge at a cost of $43.2 million pursuant to the Second Hedge Confirmation.  Pursuant to the amendment to the Warrant Confirmation, the Company also sold to DBAG warrants to purchase an additional aggregate of 2,569,593 shares of the Company’s common stock and received net proceeds from the sale of $23.0 million, bringing the total number of shares of the Company’s common stock subject to warrants sold pursuant to the Warrant Confirmation to 19,700,214.

                The warrants issued under the Warrant Confirmation have a strike price of $67.92 per share.  The warrants expire on September 4, 2015.  The warrants are exercisable only on the expiration date (European style).  If the warrants are exercised, the Company may choose either net cash or net share settlement.  If the Company elects to settle the warrants under net cash settlement, the Company will pay cash in an amount equal to (i) the number of warrants multiplied by (ii) the excess (if any) of the arithmetic average of the volume weighted average closing price of the Company’s common stock for a period of forty trading days following the expiration date of the warrants over the strike price of the warrants.  Under net share settlement, the Company will deliver to DBAG a number of shares of the Company’s common stock having a value equivalent to the amount payable upon net cash settlement.

The Company issued and sold the warrants to DBAG in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, because the offer and sale did not involve a public offering.  There were no underwriting commissions or discounts in connection with the sale of the warrants.

Item 8.01             Other Events.

On July 1, 2005, the Company publicly announced the closing of the issuance of Notes in connection with the exercise of the Over-allotment Option.  A copy of the press release announcing the closing is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment to Convertible Note Hedge Confirmation, dated as of June 2, 2005, between Cephalon, Inc. and Deutsche Bank AG

10.2	Convertible Note Hedge Confirmation, dated as of June 28, 2005, between Cephalon, Inc. and Deutsche Bank AG

10.3	Amendment to Warrant Confirmation, dated as of June 2, 2005, between Cephalon, Inc. and Deutsche Bank AG

99.1	Press Release dated July 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: July 5, 2005	By:	/s/ John E. Osborn
John E. Osborn
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Convertible Note Hedge Confirmation, dated as of June 2, 2005, between Cephalon, Inc. and Deutsche Bank AG

10.2	Convertible Note Hedge Confirmation, dated as of June 28, 2005, between Cephalon, Inc. and Deutsche Bank AG

10.3	Amendment to Warrant Confirmation, dated as of June 2, 2005, between Cephalon, Inc. and Deutsche Bank AG

99.1	Press Release dated July 1, 2005